                           SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                         of 1934 (Amendment No.     )

Filed by the Registrant     [ X ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]   Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12

------------------------------------------------------------------------------

OLYMPIC FINANCIAL LTD.

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)  Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


        ----------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
    5)  Total fee paid:

        ----------------------------------------------------------------------

     [  ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1)  Amount Previously Paid:

               ---------------------------------------------------------------

            2)  Form, Schedule or Registration Statement No.:

               ---------------------------------------------------------------

            3)  Filing Party:

               ---------------------------------------------------------------

            4)  Date Filed:

               ---------------------------------------------------------------

                                     [LOGO]

                          7825 WASHINGTON AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55439-2435

                                 March 20, 1997

Dear Shareholder of Olympic Financial Ltd.:

    I am pleased to invite you to attend the Annual Meeting of shareholders of Olympic Financial Ltd., to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Monday, April 28, 1997, at 3:30 P.M.

    At the Annual Meeting, you will be asked to vote for the election of directors; to approve various proposals, including an amendment to the Company's Articles of Incorporation to change the Company's corporate name to Arcadia Financial Ltd., amendments to the Company's 1992 Director Stock Option Plan, amendments to the Company's 1990 Stock Option Plan, the grant of options to Director Warren Kantor for consulting services provided to the Company by Mr. Kantor and the grant of an option to Richard A. Greenawalt the President and Chief Executive Officer of the Company in connection with his employment by the Company; and to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

    I encourage you to vote FOR each of the matters listed above. Whether or not you are able to attend the Annual Meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. On behalf of our Board of Directors and associates, thank you for your continued support of and interest in Olympic Financial Ltd.

                                          Very truly yours,

                                                     [SIGNATURE]

                                          Warren Kantor

                                          CHAIRMAN OF THE BOARD

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             OLYMPIC FINANCIAL LTD.
                            ------------------------

    The Annual Meeting of the shareholders of Olympic Financial Ltd. (the "Company") will be held at 3:30 p.m. Minneapolis time, on Monday, April 28, 1997 at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, for the following purposes:

    1. To elect nine directors for a term of one year and until their successors shall be elected and duly qualified.

    2. To consider and act upon a proposal to approve a resolution to amend the Company's Restated Articles of Incorporation to change the name of the Company from Olympic Financial Ltd. to Arcadia Financial Ltd.

    3. To consider and act upon a proposal to amend the Company's 1992 Director Stock Option Plan to (i) increase to 15,000 (from 5,000) the number of options to purchase the Company's Common Stock granted automatically each year to each outside director commencing in 1997, and (ii) provide for the additional grant to each outside Director of the Board of Directors as of January 2, 1997 a one-time grant thereunder on such date of an option to purchase 10,000 shares.

    4. To consider and act upon a proposal to amend the Company's 1990 Stock Option Plan to (i) increase by 3 million (to 5 million) the maximum number of shares which may be issued upon exercise of options granted under such Plan, (ii) make each option granted thereunder exercisable cumulatively to the extent of 100% of the shares subject to the option, upon the death of the optionee or a Change of Control (as defined in such Plan) of the Company, and (iii) provide for a per person maximum on the number of option shares granted thereunder.

    5. To consider and approve grants of options to Warren Kantor in the amounts of 125,000 shares on December 18, 1996 and 70,160 shares on January 29, 1997 in consideration of consulting services to be rendered to the Company by Mr. Kantor in 1997.

    6. To consider and approve an option granted to Richard A. Greenawalt pursuant to the Employment Agreement dated January 6, 1997 between Mr. Greenawalt and the Company.

    7. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

    8.  To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 19, 1997 are entitled to notice of and to vote at the meeting. The Notice of Annual Meeting, the proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about March 28, 1997.

    Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and if you attend the meeting in person, your executed proxy will be returned to you upon request.

                                          By Order of the Board of Directors

                                                 [SIGNATURE]

                                          James D. Atkinson III, SECRETARY

Dated: March 20, 1997

                             OLYMPIC FINANCIAL LTD.
                          7825 WASHINGTON AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55439-2435

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                 APRIL 28, 1997

                            ------------------------

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Olympic Financial Ltd. (the "Company") for use at the Annual Meeting (the "Annual Meeting" or the "Meeting") of shareholders to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Monday, April 28, 1997 at 3:30 p.m., and at any adjournment thereof.

    All shares represented by properly executed proxies received in time will be voted at the Meeting as follows, unless otherwise specified by the shareholder in the proxy: (i) in favor of the election as directors of all of the nominees listed herein; (ii) in favor of a proposal to approve a resolution to amend the Company's Restated Articles of Incorporation to change the name of the Company from Olympic Financial Ltd. to Arcadia Financial Ltd. (iii) in favor of a proposal to amend the Company's 1992 Director Stock Option Plan (the "DSOP") to
(A) increase to 15,000 (from 5,000) the number of options to purchase the Company's Common Stock automatically granted each year to each Outside Director under the DSOP commencing in 1997, and (B) grant to each Outside Director of the Board of Directors as of January 2, 1997 an additional one-time grant on such date of an option to purchase 10,000 shares of the Company's Common Stock; (iv) in favor of a proposal to amend the Company's 1990 Stock Option Plan to (A) increase by 3 million (to 5 million) the maximum number of shares which may be issued upon exercise of options granted under the Plan, (B) make each option granted thereunder exercisable upon the death of the optionee or a Change of Control (as defined in such plan) of the Company cumulatively to the extent of 100% of the shares subject to the option granted thereunder, and (C) provide for a per person maximum on the number of option shares granted thereunder; (v) in favor of a proposal to approve grants of two options in the amounts of 125,000 shares and 70,160 shares of the Common Stock of the Company, respectively, issued to Warren Kantor in consideration of consulting services to be performed by Mr. Kantor; (vi) in favor of a proposal to approve the grant of an option to purchase 1,200,000 shares of the Common Stock of the Company, issued to Richard
A. Greenawalt in connection with his employment by the Company; (vii) in favor of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997; and (viii) in accordance with the judgment of the persons named in the proxy, as to such other matters as may properly come before the Meeting. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matter.

    Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and associates of the Company may solicit proxies personally or by telephone, for which they will receive no additional compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred. The Company has engaged Georgeson & Company Inc. to assist in proxy solicitation for a fee not to exceed $7,500 plus out-of-pocket expenses.

    Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the Meeting and giving oral notice to the Secretary of the Company.

    The Board of Directors of the Company has fixed the close of business on March 19, 1997 as the record date for determining the holders of outstanding shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 38,060,023 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote at the Annual Meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about March 28, 1997.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Each of the Company's current directors has been nominated and has agreed to stand for re-election at the Annual Meeting. Each director serves until the next regular meeting of the shareholders, until a successor shall have been elected and shall qualify, or until such director shall resign or shall have been removed. Election as a director requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. If, prior to the Annual Meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board of Directors.

INFORMATION ABOUT NOMINEES

    The names of the nominees, their principal occupations, and certain other information regarding the nominees set forth below is based upon information furnished to the Company by the respective nominees.

DIRECTOR NAME                      AGE                          PRINCIPAL OCCUPATION                      DIRECTOR SINCE
-----------------------------      ---      ------------------------------------------------------------  ---------------
Scott H. Anderson                      39   Vice Chairman, Credit Administration and Operations of the            1995
                                              Company
A. Mark Berlin Jr.                     40   Executive Vice President, Strategic Development of the                1992
                                              Company
Lawrence H. Bistodeau                  53   President of CECO Ltd., a dealer in heavy construction                1991
                                              equipment
Robert J. Cresci                       53   Managing Director of Pecks Management Partners Ltd., an               1992
                                              investment management firm
James L. Davis                         52   President of Davis and Associates, Inc., a manufacturers'             1991
                                              representative of commercial lighting
Richard A. Greenawalt                  53   President and Chief Executive Officer of the Company                  1997
Warren Kantor                          55   Chairman of the Board of the Company, President and Chief             1994
                                              Executive Officer of Society Hill Capital Corporation, a
                                              private investment company
Robert A. Marshall                     56   Retired President of Credit Card Division of Advanta                  1997
                                              Corporation
Frederick W. Zuckerman                 61   Partner in Zuckerman, Firstenberg and Associates LLC, an              1995
                                              investment banking firm

    Additional information concerning each incumbent director is set forth below.

    SCOTT H. ANDERSON was appointed Vice Chairman, Credit Administration and Operations in December 1995. Mr. Anderson had previously served as Executive Vice President and the Company's Chief Credit Officer from April 1991. From 1987 until joining the Company, he served as Vice President, Division Manager of Loan Administration for Marquette Bank Minneapolis, N.A. Prior thereto he served as a Regional Vice President for First Bank System, Inc.

    A. MARK BERLIN, JR. was appointed Executive Vice President, Strategic Development in December 1995. Mr. Berlin joined the Company as its Senior Vice President, Strategic Development in December 1994. Mr. Berlin was employed by the investment banking firm of Wessels, Arnold & Henderson L.L.C. from March 1993 through December 1994. From June 1991 to March 1993, Mr. Berlin was a Senior Vice President of Kidder, Peabody & Co. Incorporated. From 1980 until June 1991, Mr. Berlin was employed by Merrill Lynch & Co., most recently as a Director in Investment Banking.

    LAWRENCE H. BISTODEAU has been President of CECO Ltd., a dealer in heavy construction equipment, for the past ten years. In addition, Mr. Bistodeau served as Treasurer of the Company from June 1991 to September 1992.

    ROBERT J. CRESCI has been a managing director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves as a director of Bridgeport Machines, Inc., Serv-Tech, Inc.; Garnet Resources Corporation; Meris Laboratories, Inc.; HarCor Energy, Inc.; Sepracor, Inc., GeoWaste, Inc.; Vestro Natural Foods, Inc.; Natures Elements, Inc.; Hitox, Inc.; and several private companies.

    JAMES L. DAVIS has been President of Davis and Associates, Inc., a manufacturer's representative of commercial lighting for more than five years.

    RICHARD A. GREENAWALT was appointed a Director and elected President and Chief Executive Officer of the Company on January 27, 1997 and commenced employment with the Company on January 29, 1997. Prior to joining the Company, Mr. Greenawalt served as President, Chief Operating Officer and a Director of Advanta Corporation from November 1987 through January 1997. Prior to joining Advanta Corporation, Mr. Greenawalt served as President of Transamerica Financial Corp. from May 1986 through November 1987. Prior to being employed at Transamerica, Mr. Greenawalt spent fifteen years at Citicorp, where he served as President and Chief Executive Officer of Citicorp Retail Services, Inc. In his last assignment at Citicorp he held the position of Chairman and Chief Executive Officer of Citicorp Person to Person.

    WARREN KANTOR was appointed Chairman of the Board of Directors in December 1996 and has served as a Director of the Company since December 1994. From August 1996 until January 1997, Mr. Kantor served as the Chairman of the Executive Committee of the Company's Board of Directors and as the Company's Acting Chief Executive Officer. Mr. Kantor is the President and Chief Executive Officer of Society Hill Capital Corporation, a private investment company. He was a director of Advanta Corporation, a consumer finance firm, from April 1986 to December 1996 and served as Advanta Corporation's Vice Chairman from November 1993 through September 1994 and as Executive Vice President and Chief Financial Officer from April 1986 through November 1993. Prior to his employment with Advanta Corporation, Mr. Kantor was employed by Arthur Andersen & Co., in charge of the Financial Services Division of its Philadelphia office.

    ROBERT A. MARSHALL was recently retired as President of the Credit Card Division at Advanta Corporation where he was employed for over eight years. Before joining Advanta, Mr. Marshall served as Chief Operating Officer of a subsidiary of Scudder, Stevens & Clark, an investment management firm based in New York. Mr. Marshall also spent 14 years at Citicorp. His last assignment was Senior Vice President of Citicorp Retail Services, Inc. Prior to his being employed at Citicorp, Mr. Marshall was a Vice President for Bankers Trust and also spent 5 years with Avon Products.

    FREDERICK W. ZUCKERMAN has been a partner in the merchant banking firm, Zuckerman, Firstenberg and Associates LLC, of which he was a founder, for over five years. Mr. Zuckerman has served in senior management positions with Chrysler Corporation, International Business Machines Corporation and RJR Nabisco. Mr. Zuckerman currently serves on the Boards of Meditrust, NVR Inc., Turner Corp., Designer Holdings Inc., Caere Corporation, The Japan Equity Fund, The Singapore Fund and Pantone, Inc.

    During 1996, two directors, Jeffrey C. Mack and Richard A. Zona, resigned from the Board. Mr. Mack resigned in August 1996 and Mr. Zona in October 1996. In January 1997, Mr. Richard A. Greenawalt was elected by the Board to fill the vacancy created by Mr. Mack's resignation. In February, 1997, Mr. Robert A. Marshall was elected by the Board to fill the vacancy created by Mr. Zona's resignation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors held thirteen meetings during the fiscal year ended December 31, 1996 ("fiscal 1996"). Each of the incumbent directors who was a director during 1996 attended at least 75% of the meetings of the Board and of each committee of the Board of Directors of which he was a member held while he was a member during the last fiscal year.

    In fiscal 1996, the Company paid each non-employee director an annual director's fee in the amount of $27,500, plus $1,000 for each meeting of the Board of Directors attended by the director.

Each non-employee director who served as chairman of the Executive, Audit or Compensation Committees of the Board of Directors received $5,000 annually in respect of such service on each such committee. Non-employee directors who served on the Executive, Audit or Compensation Committees of the Board of Directors received $1,000 for each meeting of each such committee attended by the director. In 1996, each non-employee director received options to purchase 5,000 shares under the 1992 Director Stock Option Plan. By resolutions adopted by the Board in December 1996, the annual director's fee paid to non-employee directors was reduced from $27,500 to $15,000 commencing with fiscal 1997. The shareholders are considering a proposal adopted concurrently with such annual fee reduction to amend the Company's 1992 Director Stock Option Plan, pursuant to which commencing in 1997 non-employee directors will receive options for 15,000 shares per year up to a maximum of options of 120,000 shares per non-employee director. This increase in the number of option shares granted annually is being made in addition to an amendment that will provide with one time grant of options to purchase 10,000 shares granted January 2, 1997. See "Proposal No. 3--Proposal to Amend the 1992 Director Stock Option Plan."

    In fiscal 1996, the Board of Directors had three committees: the Executive, Audit, and Compensation Committees. The Company has no Nominating Committee. In 1995, the Board of Directors elected to hold monthly meetings of the full Board of Directors and, accordingly, the Board of Directors disbanded the Executive Committee in December, 1995. However, concurrent with the resignation of Jeffrey
C. Mack as the Chief Executive Officer of the Company in August 1996, the Board of Directors reinstated the Executive Committee to assist in the management of the Company. Through December 31, 1996, the members of the Executive Committee were Scott H. Anderson, Robert J. Cresci, A. Mark Berlin, Jr., James L. Davis, Warren Kantor, Lawrence Bistodeau and Frederick W. Zuckerman. The Executive Committee was delegated the full and complete powers of the Board of Directors to act in place of the full Board of Directors during all periods between regularly scheduled meetings of the Board of Directors and at any other time at which a meeting of the full Board of Directors was not practicable for any reason. The Executive Committee met once during fiscal 1996.

    Concurrently with Jeffrey C. Mack's resignation on August 26, 1996, director Warren Kantor agreed to serve as Chairman of the Executive Committee of the Company's Board of Directors. Pursuant to a letter agreement dated August 26, 1996, Mr. Kantor received a grant of options to purchase 200,000 shares of the Company's Common Stock at a purchase price of $17.375 per share, with 100,000 of such options to vest immediately on the date of the letter agreement and 100,000 to vest proportionately on the basis of Mr. Kantor's tenure as Chairman of the Executive Committee on and after February 14, 1997. In addition, the letter agreement provided for a bonus to Mr. Kantor of up to 25,714 shares of the Company's Common Stock. 12,857 of such shares were awarded on August 26, 1996. The award of the remaining 12,857 was dependent upon Mr. Kantor's service as Chairman of the Executive Committee after February 14, 1997. In addition, the letter agreement provided that the Company would reimburse Mr. Kantor for all reasonable expenses incurred in connection with his performance of his duties as Chairman of the Executive Committee. By letter agreement dated December 18, 1996, the Company agreed to amend the terms of the letter agreement with Mr. Kantor to accelerate the vesting of the second 100,000 options to February 14, 1997 and to provide for the issuance of the remaining 12,857 shares of Common Stock on February 14, 1997; both without regard to service after February 14, 1997. Such amendments were made in consideration of additional services provided by Mr. Kantor to the Company in his capacity as Chairman of the Executive Committee which the Board determined to be equal to or in excess of those contemplated to be performed through August 1997 at the time of the execution of the letter agreement. The Company also has a consulting agreement with Mr. Kantor. See--Consulting Agreements with Warren Kantor.

    Through August, 1996, the members of the Audit Committee were Lawrence H. Bistodeau, Richard A. Zona and Warren Kantor. As of September 30, 1996, Mr. Kantor resigned from the Committee and as of October 11, 1996, Mr. Zona resigned from the Committee. Upon Mr. Kantor's resignation, Robert J. Cresci was elected to the Committee. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policies and procedures. The Audit Committee held eight meetings during fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee were Robert J. Cresci, Frederick
W. Zuckerman, and James L. Davis through December 31, 1996 . The Compensation Committee makes recommendations to the Board of Directors as to general levels of compensation for all associates of the Company, including the annual salary of each of the executive officers of the Company, grants options to associates under the Company's 1990 Stock Option Plan, grants restricted stock awards under the 1994-1997 Restricted Stock Election Plan and the 1998-2000 Restricted Stock Election Plan, and reviews and approves compensation and benefit plans of the Company. The Compensation Committee held six meetings during fiscal 1996.

    No member of the Compensation Committee of the Board of Directors was an officer, former officer or associate of the Company or its subsidiaries during fiscal 1996. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors during fiscal 1996.

    In connection with the issuance of certain Senior Subordinated Notes due June 1, 1999 and certain Senior Subordinated Warrants in 1992, the Company, certain principal shareholders of the Company, including Jeffrey C. Mack, James
L. Davis, Bruce C. Elliasen, Scott H. Anderson and Lawrence M. Bistodeau (the "Principal Shareholders"), and the Holders also entered into a Coinvestors' Agreement, dated June 24, 1992 (the "Coinvestors' Agreement"), pursuant to which, among other things, the Company and the Principal Shareholders agreed that for so long as the initial investors in the Senior Subordinated Notes and the Senior Subordinated Warrants own at least 25% of the Senior Subordinated Notes, the Senior Subordinated Warrants or the shares of Common Stock issuable on exercise of the Senior Subordinated Warrants, the Company and the Principal Shareholders will cause the Company's Board of Directors to consist of not more than nine members, two of whom would be designated by such investors, subject to the reasonable approval of the Company. In connection with a March 1995 Amendment, the Company, the Principal Shareholders and the Holders agreed to an amendment, dated May 19, 1995, to the Coinvestors' Agreement. Pursuant to such amendment, the provisions in the Coinvestors' Agreement providing for the election of two directors by the initial investors were amended to provide that for so long as the initial investors in the Senior Subordinated Notes and the Senior Subordinated Notes own at least 25% of the Senior Subordinated Warrants or the shares of Common Stock issuable upon exercise of the Senior Subordinated Warrants, the Company and the Principal Shareholders will take all action within their respective powers to elect one individual designated by such investors, subject to the reasonable approval of the Company. Robert J. Cresci is such designee presently serving on the Board. Mr. Cresci is one of the nominees for election at the 1997 Shareholder Meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and any persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by the Exchange Act to furnish the Company with copies of all Sections 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal 1996, all filings required of its officers, directors and greater than 10% beneficial owners were made; provided, however, that reports for the following individuals were not filed by the Company in a timely manner: Brian S. Anderson (one late filing as to one transaction); Scott H. Anderson (two late filings as to two transactions), Lawrence H. Bistodeau (one late filing as to one transaction); James L. Davis (one late filing as to one transaction); Warren Kantor (two late filings as to four transactions); Richard A. Zona (one late filing as to one transaction) and Frederick W. Zuckerman (one late filing as to one transaction).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of the Company's Common Stock as of February 28, 1997, by (i) each person known to the Company to own beneficially more than 5% of its outstanding shares of Common Stock; (ii) each director of the Company; (iii) each officer named in the Summary Compensation Table on p. 9 of this Proxy Statement; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown. In addition, unless otherwise indicated, the address of each person named below is the address of the Company.

                                                                              NUMBER OF SHARES
                                                                                BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                            OWNED        PERCENTAGE OWNED
----------------------------------------------------------------------------  -----------------  -----------------
AIM Management Group Inc.(1) ...............................................        2,005,400            5.27%
  11 Greenway Plaza
  Houston, TX 77046
James L. Davis(2)(4)........................................................        1,213,519            3.18%
Robert J. Cresci(3)(4)......................................................          859,387            2.25%
Warren Kantor(4)(11)........................................................          673,782            1.75%
Jeffrey C. Mack(5)..........................................................          599,872            1.56%
Lawrence H. Bistodeau(4)....................................................          326,610            *
Scott H. Anderson(6)........................................................          202,698            *
John A. Witham(7)...........................................................          137,269            *
A. Mark Berlin, Jr.(8)......................................................          115,857            *
Richard A. Greenawalt(9)....................................................           87,894            *
Robert A. Barbee(10)........................................................           87,059            *
Frederick W. Zuckerman(4)...................................................           20,000            *
All Executive Officers and Directors as a Group (12 Persons)................        4,388,848           11.17%

------------------------

 * Less than one percent.

(1) Based on Schedule 13G as of December 31, 1996.

(2) Includes 192,857 shares owned by Davis & Associates Inc. Profit Sharing Plan in which Mr. Davis is a principal participant, 11,000 shares held in trust for the benefit of his minor children and a parent and 15,000 shares owned by Mr. Davis' spouse. Mr. Davis disclaims beneficial ownership of shares held by his spouse or in trust for his children and parent.

(3) Includes shares of Common Stock that are held by Pecks Management Partners Ltd., an investment advisory firm of which Mr. Cresci is a managing director. Pecks Management Partners Ltd. holds such shares on behalf of the Delaware State Employee Pension fund (559,570 shares); Zeneca Holdings, Inc. (108,717 shares); and ICI American Holdings, Inc. (131,100 shares).

(4) Includes shares which each non-employee director has the right to acquire within 60 days pursuant to grants under the 1992 Director Stock Option Plan ("DSOP"). Vested options under the DSOP are as follows: Robert J. Cresci (60,000 shares); Lawrence Bistodeau (5,000 shares); James L. Davis (50,000 shares); Frederick Zuckerman (15,000 shares); and Warren Kantor (30,000 shares).

(5) Includes a total of 163,883 shares issuable upon exercise of stock options and 25,714 shares granted, but not yet vested, under the 1994-1997 Stock Election Plan and 55,042 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

(6) Includes a total of 125,572 shares issuable upon exercise of stock options and 11,047 shares granted, but not yet vested, under the 1994-1997 Stock Election Plan and 28,725 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

(7) Includes a total of 62,666 shares issuable upon exercise of stock options and 11,238 shares granted, but not yet vested, under the 1994-1997 Stock Election Plan and 18,532 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

(8) Includes a total of 25,266 shares issuable upon exercise of stock options, and 400 shares owned by Mr. Berlin's wife and children and 11,680 shares granted, but not yet vested, under the 1994-1997 Stock Election Plan and 14,826 shares granted, but not yet vested under the 1998-2000 Stock Election Plan.

(9) Includes 17,975 shares granted, but not yet vested, under the 1994-1997 Stock Election Plan and 59,919 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

(10) Includes a total of 28,166 shares issuable upon exercise of stock options and 9,926 shares granted, but not yet vested, under the 1994-1997 Stock Election Plan and 14,826 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

(11) Includes 200,000 shares issuable upon exercise of a stock option and 25,714 shares awarded pursuant to a letter agreement dated August 26, 1996 in consideration of Mr. Kantor becoming Chairman of the Executive Committee of the Board of Directors and 140,000 options granted to Mr. Kantor pursuant to a December 1994 Consulting Agreement with the Company.

                             EXECUTIVE COMPENSATION

    The following table discloses compensation earned by the Company's Chief Executive Officers and the four other most highly compensated executive officers whose total annual salary exceeded $100,000 for fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                             COMPENSATION AWARDS
                                                              ANNUAL COMPENSATION(1)  ----------------------------------
                                                                                          RESTRICTED        SECURITIES
                                                              ----------------------        STOCK           UNDERLYING
NAME AND PRINCIPAL POSITION                          YEAR     SALARY ($)   BONUS ($)  AWARDS ($)(2)(3)(4)  OPTIONS (#)
-------------------------------------------------  ---------  -----------  ---------  ------------------  --------------
Warren Kantor(5)(6) .............................       1996      --          --              --               325,000
  Chairman of the Board, Acting Chief Executive
  Officer

Jeffrey C. Mack(6) ..............................       1996  $   494,740     --              --                --
  Former Chairman of the Board, President and           1995      324,430     --         $    891,000          100,000
  Chief Executive Officer                               1994      211,874     --              472,495           75,428

Scott H. Anderson ...............................       1996      310,260     --              --                75,000
  Vice Chairman, Credit Administration and              1995      197,304     --              465,000           75,000
  Operations                                            1994      136,000     --              202,986           20,572

John A. Witham ..................................       1996      250,624     --         $    --                50,000
  Executive Vice President and Chief Financial          1995      164,691  $  20,000          300,000           50,000
  Officer                                               1994      152,176                     206,498           50,000

A. Mark Berlin, Jr. .............................       1996      196,440     --              --                50,000
  Executive Vice President, Strategic Development       1995      139,007     --              240,000           75,000

Robert A. Barbee ................................       1996  $   200,363     --              --                50,000
  Executive Vice President, Sales and Marketing         1995      137,701     --              240,000           50,000

------------------------

(1) As permitted by the Securities and Exchange Commission's rules regarding disclosure of executive compensation in proxy statements, this table excludes perquisites and other personal benefits for the named executive officer if their total cost did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for those years.

(2) 1995 restricted stock awards were made pursuant to a Stock Election Plan (the "1998-2000 Stock Election Plan") adopted by the Board of Directors, effective December 20, 1995. The value of each award shown is based upon the closing market price of the Company's Common Stock on the date of grant ($16.19 per share). Awards granted under the 1998-2000 Stock Election Plan vest over a five to seven year period from the date of grant, depending on date of grant, subject to accelerated vesting during the years 1998-2000 based on a participant's achievement of annual target performance goals. In each year in which a participant meets his or her performance goal, this accelerated vesting will apply to a number of shares of restricted stock up to a maximum of (i) the total number of shares awarded to such participant under the 1998-2000 Stock Election Plan times (ii) a fraction (A) the numerator of which is the number of days during that Plan year that the participant participated in the Plan and (B) the denominator of which is the total number of days from the first day of the participant's participation in the Plan through the last day of the Plan (December 31, 2000). Performance goals are determined annually by the Compensation Committee. The percentage goal that is met in any given year determines what percentage of the shares eligible for accelerated vesting will vest in that year. See "Committee Report on Executive Compensation." A total of 131,951 shares of restricted stock were granted under the 1998-2000 Stock Election Plan to the executives named in the table in the respective numbers indicated: Jeffrey
    C. Mack, 55,042 shares; Scott H. Anderson, 28,725 shares; John A. Witham, 18,532 shares; A. Mark Berlin, Jr., 14,826 shares; and Robert A. Barbee, 14,826 shares. Any dividends declared on the Company's Common Stock will be paid on all shares of restricted stock granted under the 1998-2000 Stock Election Plan.

(3) 1994 restricted stock awards were made pursuant to the Stock Election Plan (the "1994-1997 Stock Election Plan") adopted by the Board of Directors, effective July 1, 1994. The value of each award shown is based upon the market price on the date of grant ($5.25 per share). Awards granted under the 1994-1997 Stock Election Plan vest over a ten year period from the date of grant, subject to accelerated vesting during the years 1994-1997 based on participants' achievement of annual target performance goals. In each year in which a participant meets his or her performance goal, this accelerated vesting will apply to a number of shares of restricted stock up to a maximum of (i) the total number of shares awarded to such participant under the 1994-1997 Stock Election Plan times (ii) a fraction (A) the numerator of which is the number of days during that Plan year that the participant participated in the Plan and (B) the denominator of which is the total number of days from the first day of the participant's participation in the Plan through the last day of the Plan (December 31, 1997). Performance goals are determined annually by the Compensation Committee. The percentage of the goal that is met in any given year determines what percentage of the shares eligible for accelerated vesting will vest in the year. See "Committee Report on Executive Compensation." A total of 235,710 shares of restricted stock were granted under the 1994-1997 Stock Election Plan to the executives named in the table in the respective numbers indicated: Jeffrey C. Mack, 89,999 shares; Scott H. Anderson, 38,664 shares; John A. Witham, 39,333 shares; A. Mark Berlin, Jr., 35,040 shares; and Robert A. Barbee, 32,674 shares. Any dividends declared on the Company's Common Stock will be paid on all shares of restricted stock granted under the 1994-1997 Stock Election Plan.

(4) As of December 31, 1996, the number and fair market value, based on the closing market price of the Company's Common Stock of $14.25 on December 31, 1996, of the aggregate restricted stock holdings of the named executive officers were: for Mr. Mack, 145,041 shares and $2,066,834; for Mr. Anderson, 67,389 shares and $960,293; for Mr. Witham, 57,865 shares and $824,576.25; for Mr. Berlin, 49,866 shares and $710,590; and for Mr. Barbee, 47,500 shares and $676,875.

(5) Does not include 12,857 shares which were issued at $17.375 a share, received August 26, 1996 in consideration of Mr. Kantor becoming the Chairman of the Executive Committee. This does include the options to purchase 125,000 shares which is subject to shareholder approval pursuant to Proposal No. 5.

(6) Mr. Mack resigned as President and CEO on August 26, 1996 (see Proposal No. 1--Election of Directors and Related Agreement, Severance Agreement with Mr.
    Mack) Mr. Kantor served as acting Chief Executive Officer for no cash compensation from August 26, 1996 to January 29, 1997, when Mr. Greenawalt joined the Company as President and Chief Executive Officer.

                          OPTION GRANTS IN FISCAL 1996

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                  NUMBER OF          % OF                                        ANNUAL RATES OF
                                 SECURITIES      TOTAL OPTIONS     EXERCISE                  STOCK PRICE APPRECIATION
                                 UNDERLYING       GRANTED TO       PER SHARE                    FOR OPTION TERM(3)
                                   OPTIONS       ASSOCIATES IN       PRICE     EXPIRATION  ----------------------------
NAME                             GRANTED(1)     FISCAL YEAR(2)      ($/SH)        DATE          5%             10%
------------------------------  -------------  -----------------  -----------  ----------  -------------  -------------
Jeffrey C. Mack...............       --               --              --           --           --             --
Scott H. Anderson.............      75,000                9%           14.88     12/17/06        701,846      1,778,617
John A. Witham................      50,000                6%           14.88     12/17/06        467,898      1,185,744
A. Mark Berlin, Jr............      50,000                6%           14.88     12/17/06        467,898      1,185,744
Robert A. Barbee..............      50,000                6%           14.88     12/17/06        467,898      1,185,744
Warren Kantor ................     200,000               39%           17.38      8/26/06      3,403,358      8,624,776
                                   125,000(4)                          14.88     12/17/06
                                     5,000                             15.13     12/19/06

------------------------

(1) The exercise price of all options granted is equal to the market value of the Company's Common Stock on the date of grant. Options awarded to Mr. Anderson during fiscal 1996 vest on December 17, 1997, 1998 and 1999 (25,000 shares on each date). Options awarded to Mr. Witham during fiscal 1996 vest on December 17, 1997 and 1998 (16,666 shares on each date) and December 17, 1999 (16,668 shares). Options awarded to Mr. Berlin during fiscal 1996 vest on December 17, 1997 and 1998 (16,666 on each date) and the remaining options vest on December 17, 1999 (16,668 shares). Options awarded to Mr. Barbee during fiscal 1996 vest on December 17, 1997 and 1998 (16,666 shares on each date), and December 17, 1999 (16,668 shares). All options expire 10 years from the date of grant. The 200,000 options awarded to Mr. Kantor on August 26, 1996 vested on August 26, 1996 (100,000 shares) and February 14, 1997 (100,000 shares). The 125,000 options granted to Mr. Kantor on December 18, 1996, vest on December 31, 1997 and the 5,000 options granted to Mr. Kantor on December 19, 1996 vest on December 19, 1997. See Proposal No. 1-- Election of Directors--The Board of Directors and its Committees, --Consulting Agreements with Warren Kantor.

(2) The total number of options granted to employees by the Company in 1996 was 505,000. This total does not include the options granted to Mr. Kantor in 1996 as he was not an employee of the Company during fiscal 1996. Each such option granted in 1996 terminates on the tenth anniversary of the grant date thereof.

(3) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually such amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting over the period set forth in each such option or termination of the options following termination of employment.

(4) This option is subject to approval by the shareholders. See Proposal No. 5.

   AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR-END OPTION
                                     VALUES

    The following table provides information with respect to the named executive officers, their stock option exercises during the last fiscal year and the value of such officers' unexercised options on December 31, 1996.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                     OPTIONS                IN-THE-MONEY OPTIONS
                                 SHARES                       AT FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)(2)
                               ACQUIRED ON      VALUE       --------------------------  ----------------------------
NAME                           EXERCISE (#) REALIZED ($)(1) EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------  --------------  -----------  -------------  -------------  -------------
Jeffrey C. Mack..............      --             --           130,500        194,928   $   1,360,410   $   932,064
Scott H. Anderson............      10,000    $    162,700      125,572        125,000       1,132,895             0
John A. Witham...............       4,000          39,500       52,666         93,334         337,500        93,750
A. Mark Berlin, Jr...........      46,349         551,447       25,666        100,985          84,375       116,938
Robert A. Barbee, Jr.........       3,500          34,125       31,666         83,334         140,625             0
Warren Kantor................      --             --           270,000        230,000       1,048,875             0

------------------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Company's Common Stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of the Company's Common Stock as reported on the New York Stock Exchange on December 31, 1996 was $14.25.

EMPLOYMENT AGREEMENTS AND RELATED AGREEMENTS

    In connection with his agreement to join the Company as Chief Executive Officer, the Company and Richard A. Greenawalt entered into an Employment Agreement dated as of January 6, 1997 (the "Greenawalt Employment Agreement"), which became effective as of January 29, 1997. The Greenawalt Employment Agreement provides that (i) not later than the effective date, the Company shall grant Mr. Greenawalt a ten-year option to purchase 1,200,000 shares of the Common Stock at an exercise price of $14.87 per share, which shall vest in three equal installments on the first three anniversaries of the date of grant, subject to accelerated vesting in the event of death, Disability (as defined), termination without Cause (as defined), termination for Good Reason (as defined) or a Change in Control (as defined in the option agreement) which option was granted January 29, 1997 and terminates on the tenth anniversary of the grant date. By Agreement dated March 14, 1997, such option was rescinded and a new option was issued subject to shareholder approval. Such option contains substantially the same terms and conditions (other than the shareholder approval condition) as the rescinded option. (See Proposal No. 6--Greenawalt Option for additional details); (ii) the Company shall file a registration statement on Form S-8 covering the shares issuable upon exercise of such options; (iii) Mr. Greenawalt shall divide his full time employment between the Company's offices in Minneapolis, Minnesota and a location outside of Philadelphia, Pennsylvania;
(iv) Mr. Greenawalt shall receive an annual salary of not less than $100,000 per year, which base salary shall be reviewed at least once each year and may be increased; (v) Mr. Greenawalt shall be awarded an annual bonus based on reasonable and customary criteria consistent with the Company's past practices, with a target amount per fiscal year at least equal to $300,000, with provisions for prorating such bonus in the event that a fiscal year begins but does not end during Mr. Greenawalt's term of employment; (vi) Mr. Greenawalt's annual bonus shall be applied toward participation in the 1994-1997 Restricted Stock Election Plan and the 1998-2000 Restricted Stock Election Plan on a basis commensurate with an executive having a base salary of $500,000 (or, if greater, Mr. Greenawalt's annual base salary); (vii) the Company shall provide fringe benefits including health, disability and life insurance, not less than four weeks' vacation, expense reimbursement, use of an automobile or automobile payments and certain club membership fees; (viii) Mr. Greenawalt may voluntarily terminate his employment upon not less than 15 days' advance notice to the Company; (ix) the Company may terminate Mr. Greenawalt's employment effective on the 90th day after Mr. Greenawalt receives a written notice of intention to terminate his employment after having established his Disability (as defined), provided that Mr. Greenawalt has not returned to full-time performance of his duties during such period, and provided further that the Company shall continue to provide health, disability and life insurance; (x) the Company may terminate Mr. Greenawalt's employment for Cause (as defined), provided that the Company give written notice of such a termination within 10 business days of having actual knowledge of all of the events giving rise to such termination; (xi) Mr. Greenawalt may terminate his employment for Good Reason (as defined), provided that he gives written notice of such termination within 180 days of having actual knowledge of the events giving rise to such termination; (xii) the Company may terminate Mr. Greenawalt's employment without Cause and not on account of Disability on 15 days' written notice; (xiii) in the event that Mr. Greenawalt terminates his employment as described in (xi) above or the Company terminates Mr. Greenawalt's employment as described in (xii) above, then the Company shall pay in a lump sum, within 15 days of the termination, a cash amount equal to two times the sum of (a) Mr. Greenawalt's annual base salary, (b) Mr. Greenawalt's annual bonus,
(c) the average annual amount paid or reimbursed to Mr. Greenawalt with regard to automobile and club membership payments and (d) the present value of the annual cost to the Company of obtaining the health, disability and life insurance then provided to Mr. Greenawalt; (xiv) the Company shall make certain payments to cover certain excise tax amounts that may become due from Mr. Greenawalt; and (xv) Mr. Greenawalt shall be bound by certain covenants regarding noncompetition, non-solicitation of dealers and non-solicitation of employees for one year following termination of his employment.

    On November 7, 1996 the Company entered into an employment agreement with Scott H. Anderson. The Agreement is effective until termination, but salary is reviewed at least annually and may be increased. Commencing January 1, 1997, Mr. Anderson receives an annual base salary of $341,000.

    On November 7, 1996 the Company entered into an employment agreement with John A. Witham for his employment as Executive Vice President and Chief Financial Officer. The Agreement is effective until termination, but salary is reviewed at least annually and may be increased. Commencing January 1, 1997, Mr. Witham receives a base salary of $275,000 per year.

    On November 7, 1996, the Company entered into an employment agreement with
A. Mark Berlin, Jr. for his employment as the Executive Vice President of Strategic Development. The Agreement is effective until termination, but salary is reviewed at least annually and may be increased. Commencing January 1, 1997, Mr. Berlin receives a base salary of $220,000 per year.

    On November 7, 1996, the Company entered into an employment agreement with Robert A. Barbee for his employment as the Executive Vice President of Sales and Marketing. The Agreement is effective until termination, but salary is reviewed at least annually and may be increased. Commencing January 1, 1997, Mr. Barbee receives a base salary of $220,000 per year.

    The employment agreements with each of Mr. Anderson, Mr. Witham, Mr. Berlin and Mr. Barbee provide that, upon termination by the Company of such executive's employment without Cause (as defined therein), each such executive will be entitled to receive a lump sum equal to two times the sum of (a) his base salary, (b) Annual Bonus (as defined therein), (c) an award equal to the average annual amount paid to him during the two years preceding the termination for certain perquisites plus (d) the present value of certain additional insurance benefits. The option agreements evidencing options granted to such executives provide that, upon termination by the Company of the executive's employment without Cause (as defined in his employment agreement) or upon a Change of Control of the

Company (as defined in the option agreement), any then unvested options will vest. The terms of the 1994-1997 Stock Election Plan and the 1998-2000 Stock Election Plan provide that, in the event of a Change of Control (as defined in each such Plan), any then unvested shares of restricted stock granted to such executives will vest. The terms of the Split Dollar Insurance Agreements with each of such executives provide that, in the event such executive's employment is terminated within the period commencing six months prior to the date of a Change of Control (as defined in such agreement) of the Company and ending eighteen months after the date thereof, the Company will be obligated to fund such executive's split dollar life insurance policy for a period of up to ten years thereafter.

SEVERANCE AGREEMENT WITH MR. MACK

    In connection with Jeffrey C. Mack's resignation on August 26, 1996 as Chief Executive Officer, President and member of the Board of Directors of the Company, the Company and Mr. Mack entered into a severance agreement (as amended to date, the "Mack Severance Agreement"). Under the Mack Severance Agreement,
(i) Mr. Mack's prior employment agreement was canceled, (ii) Mr. Mack agreed to continue as an employee-consultant of the Company until August 26, 1998, at an annual salary of $495,000, (iii) the parties agreed that, if a "change in control" (as defined) occurs prior to August 26, 1998, then all unvested options previously granted to Mr. Mack pursuant to the Company's 1990 Stock Option Plan (which options cover 194,928 shares of Common Stock) shall become immediately vested and exercisable and that, in the absence of a "change in control," all such options shall vest on a periodic basis through August 26, 1998, as set forth in the agreements evidencing such options, at which time all then unvested options will vest, (iv) the parties agreed that, if a "change in control" occurs prior to August 26, 1998, then all unvested shares of restricted stock previously granted to Mr. Mack pursuant to the Company's 1994-1997 Restricted Stock Election Plan (51,248 shares of Common Stock) shall become immediately vested and that, in the absence of a "change in control," such shares shall vest pursuant to the provisions of such Plan through January 1, 1998, (v) the parties agreed that, if a "change in control" occurs prior to August 26, 1998, then all unvested shares of restricted stock previously granted to Mr. Mack pursuant to the Company's 1998-2000 Restricted Stock Election Plan (55,042 shares of Common Stock) shall become immediately vested and that, in the absence of a "change in control," 12,225 of such shares shall vest on August 26, 1998, (vi) the Company agreed that Mr. Mack would continue to participate in the Company's benefit plans in accordance with their terms through August 26, 1998, (vii) the Company agreed to continue to pay premiums under the Split-Dollar Life Insurance Plan through August 26, 1998, provided that, if a "change in control" occurs in such period, the Company shall continue to pay premiums until August 26, 2006, (viii) the Company agreed to continue to make certain car and club membership payments on Mr. Mack's behalf through August 26, 1998, (ix) the Company agreed to maintain a directors' and officers' liability insurance policy covering Mr. Mack through August 26, 2002, (x) the Company agreed to reimburse Mr. Mack for $10,000.00 of legal expenses in connection with his resignation, (xi) Mr. Mack agreed to be bound by certain covenants regarding noncompetition in any business which originates, purchases or sells automobile loans, contracts or leases, non-solicitation of dealers and non-solicitation of employees through August 26, 1998 and (xii) the Company and Mr. Mack agreed to a mutual release of claims relating to Mr. Mack's resignation.

CONSULTING AGREEMENTS WITH WARREN KANTOR

    In December 1994, the Company entered into a two-year consulting agreement with Warren Kantor, a director of the Company (the "1994 Consulting Agreement") for consulting services. On January 1, 1996, the Company entered into an additional one-year consulting agreement with Mr. Kantor for additional consulting services (the "1996 Consulting Agreement" and, together with the 1994 Consulting Agreement, the "Consulting Agreements"). Pursuant to the Consulting Agreements Mr. Kantor renders consulting services, at the request of the Company, in the following areas, among others: long range planning, tax strategies, treasury operations, internal audit, asset liability strategies, asset-backed securitization development and planning, corporate development, investor and SEC relations, financing strategies, reserves and asset planning, and such other related areas of business as the Chief Executive Officer of the Company may request from time to time. Pursuant to each of the Consulting Agreements Mr. Kantor is to provide up to 150 hours per year of such consulting services as requested by the Company, for a total of 300 hours in fiscal 1996. The Consulting Agreements contain provisions covering termination, non-disclosure of proprietary information and non-competition customary in consulting agreements of this nature.

    Mr. Kantor receives no cash compensation for services rendered pursuant to the Consulting Agreements. In consideration for such services the Company has granted, pursuant to the Consulting Agreements, non-statutory options to purchase 140,000 shares of the Company's Common Stock. Under the 1994 Consulting Agreement, Mr. Kantor was granted an option (the "1994 Option") to purchase 100,000 shares at an exercise price of $5.13 per share (the fair market value of the shares on the date of grant), exercisable as to 50% of the shares covered on December 18, 1995 and as to the remaining 50% on December 18, 1996. The 1994 Option expires December 18, 2004. Under the 1996 Consulting Agreement, Mr. Kantor was granted an option (the "1996 Option" and, together with the 1994 Option, the "Options") to purchase 40,000 shares at an exercise price of $16.25 per share (the fair market value of the shares on the date of grant) exercisable in full on December 31, 1996. The 1996 Option expires December 31, 2005. Exercisability of the Options may be accelerated in the event of the Company's termination of the Consulting Agreements or upon a change in control of the Company. The Options are non-transferable otherwise than by will or by the laws of descent or distribution.

    In addition to the above grants, on December 18, 1996, the Board of Directors of the Company agreed to retain Mr. Kantor to act as a consultant for the Company for fiscal 1997. The terms of such retention are set forth in a Consultation Agreement dated December 18, 1996 (the "Consultation Agreement"). Pursuant to the Consultation Agreement, Mr. Kantor agreed to provide 450 hours of consulting services in 1997. In exchange for such services, Mr. Kantor received a grant of a non-statutory option (the "Consulting Option") to purchase 125,000 shares of Olympic Common Stock at an exercise price equal to the fair market value of those shares on the date of grant ($14.87). Such option vests as of December 31, 1997, the last day of the one year term of the Consultation Agreement and expires on the tenth anniversary of the grant date. On January 27, 1997, the Board determined that it would require more than 450 hours of consulting services from Mr. Kantor in 1997. Pursuant to an amendment to the Consultation Agreement, Mr. Kantor agreed that he would provide an unlimited number of hours in return for the grant of a non-statutory option to purchase an additional 70,160 shares of Olympic Common Stock at an exercise price equal to the fair market value of the stock on the date of the grant ($14.87). Such additional option grant was set forth in an Option Agreement dated January 29, 1997. The additional option vests December 31, 1997 and expires on the tenth anniversary of the grant date. Exercisability of the options may be accelerated in the event of the Company's termination of the Consultation Agreement or upon a change of control (as defined) of the Company.

                             OLYMPIC FINANCIAL LTD
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

ROLE AND COMPOSITION OF COMPENSATION COMMITTEE

    The Compensation Committee (the Committee) of the Board of Director's principal responsibility with respect to executive compensation is to ensure that the Company's compensation program is aligned with and supports the Company's business objectives. The Committee evaluates the overall design and administration of the compensation program in order to fulfill its responsibilities. The Committee is comprised entirely of outside directors in order to enhance its objectivity and independence.

    Specifically, the Committee is responsible for:

    - Establishing an executive compensation philosophy

    - Reviewing competitive compensation and performance data

    - Establishing executive compensation plans and pay levels consistent with the competitive data and the compensation strategy

    - Overseeing the administration of the executive compensation program

COMPENSATION PHILOSOPHY AND PRINCIPLES

    In conducting its review of executive compensation matters, the Committee utilizes the compensation data and advisory services on an independent compensation consultant. It is the Committee's belief that executive compensation levels should be commensurate with the performance of the Company. The Committee maintains an executive compensation program which is highly incentive oriented in order to achieve this objective. The program is based on the following principles:

    - Executive compensation earned shall be directly linked with shareholder value creation

    - The program shall support the attainment of short and long term business objectives by rewarding executives for continuous improvement in Earnings Per Share and shareholder value creation

    - Total compensation opportunities shall reflect competitive levels of compensation when compared to the financial performance and compensation levels of executives of financial industry companies against which the Company competes for executive talent in order to ensure ability to attract and retain executive talent

    - Performance related pay shall be a significant component of total compensation

    - The program shall reflect the mission and values of the Company, and foster a performance-oriented environment where outstanding personal, business unit and Company performance is encouraged and rewarded

    The Committee believes the Company's compensation arrangements consistently meet these objectives.

COMPENSATION ELEMENTS / USE OF MARKET COMPARISONS

    The executive compensation program consists of base salary, Stock Election Plans, and stock options. A peer group of companies has been used to compare both the executive total compensation levels and performance of the Company. For the 1996 and future comparisons, companies were selected for the peer group because they are in related businesses and are within a reasonable size range for comparison purposes as measured by market capitalization and assets under management. Approximately one-half of these companies are included in the NYSE Financial Index illustrated in the Company Stock Performance Graph.

    Target total compensation opportunities are established for each of the Company's executive officers and are intended to be consistent with the pay levels of the selected peer group of companies when performance is also consistent with the peer group. The relationship between pay levels and Company performance is reviewed by the Committee on a regular basis to ensure target opportunities are competitive. In performing its assessment, the Committee considers the position of each element and the total compensation opportunity relative to market levels and the Company's compensation strategy. Because the program is highly performance oriented, the ultimate value received by executives is contingent upon Company performance and the fair market value of the Company's stock.

BASE SALARY

    The Company's objective is to have a high pay for performance oriented compensation program. As such, the role of base salary shall be minimized, while variable elements of compensation are emphasized. Consistent with this conservative approach to base salary management, executive base salary levels are targeted at competitive median levels.

    The independent consultant's assessment indicated that the base salary levels paid to the Company's executives in 1996 were at or above median peer group levels. The Committee determined individual executive officer base salary increases in 1996 by evaluating the responsibilities of their positions and their performance, and by reference to the competitive compensation levels provided by the consultant.

TARSAP / STOCK ELECTION PLAN

    Executive officers of the Company do not participate in a typical cash bonus plan where participants receive cash payments at the conclusion of each fiscal year based on the achievement of performance objectives. However, executive officers participate in the Stock Election Plans, which are Time Accelerated Restricted Stock Plans (TARSAP). These Plans accelerate the vesting of restricted stock grants based on achievement of annual performance objectives.

    The Committee has the authority to select executive officers and other key management personnel to participate in the Stock Election Plans. These plans provide for annual cash incentive bonuses based upon the Company's performance relative to annually established Earnings Per Share (EPS) objectives. Each participant is permitted to make an election that a portion of the bonus shall be received in the form of restricted stock in increments of 0%, 25%, 50%, 75% and 100%. Executive officers are required to receive 100% of the bonus in restricted stock.

    Executive officers who participate in the Stock Election Plan, including all proxy named executives, received awards of restricted shares of the Company's Common Stock. The number of shares awarded was dependent upon the executive officer's position in the Company, the market price of the Company's Common Stock on the date participation commenced, and the election of the executive officer to receive his or her bonus in the form of restricted stock. These awards are indicated under the restricted stock column of the summary compensation table in the year the shares are granted, not the year in which they are earned. The reported value of the shares is based on the number of shares granted multiplied by the price on the grant date.

    Grants have been made under two Stock Election Plans, the 1994-1997 Plan, and the 1998-2000 Plan. Each Stock Election Plan restricted stock grant is associated with a three year performance period (3.5 years for the 1994-1997
Plan). The value of restricted stock initially granted to executive officers varies from 30% to 60% of their base pay as of the date of the award for each year of the associated performance period.

    The initial 1994-1997 Plan grants were made in July, 1994. These grants vest at the end of 10 years. However, vesting of a fraction of the shares granted will occur at the end of each of the years in the performance period if annually established objectives are met. The initial 1998-2000 Plan grants were made in December, 1995. These grants vest at the end of 7 years. Again, a fraction of the shares will vest at the end of 1998, 1999, and 2000 if annually established objectives are met. The Compensation Committee approves the goals prior to or during each plan year.

    Under the current provisions of the Plans, in the event the Company achieves less than 75% of the goal established for each year in the performance period, no bonuses are payable; if the Company achieves 75% to 84% of that goal, one-half of the bonuses are payable; and if the Company achieves more than 84% of that goal, 100% of the bonuses are payable. For each year in the performance periods, the amount of bonus earned will be used to determine the percentage of total shares awarded subject to accelerated vesting for those executives electing to receive the bonus in restricted stock. In 1996, 100% of the restricted shares allocated to executive officers for fiscal 1996 under the 1994-1997 Stock Election Plan vested based on EPS performance.

    The value received by the executive from these grants depends on the Company's earnings performance and the market price of the Company's Common Stock. Executive salary levels when grants were made under the Stock Election Plans significantly influenced the grant amount. Because executive's salaries have increased since the grant date, and will continue to increase throughout the performance periods to keep pace with competitive levels, the value of the Company's Common Stock also needs to increase for the awards to deliver their intended targeted value relative to base salary.

    Contingent and accelerated vesting schedules of the Stock Election Plans (based upon percentage of goal achieved each year) are in keeping with the Committee's philosophy that poor performance should not be rewarded and incentive opportunities should be substantial for performance excellence. The Stock Election Plans evidence the Committee's belief that executive compensation should be comprised of both cash and equity-based programs which award performance based upon Company-specific goals, measured by the earnings performance of the Company. The Committee also believes that the Stock Election Plans provide for ownership and retention of the Company's Common Stock by key executive officers. Finally, because the value of the awards to executive officers is dependent upon the value of the Company's Common Stock, the desired direct relationship between officer compensation and enhancement of stockholder value is achieved.

    The Company established its annually oriented incentive compensation plan in this way because it strongly links the executives to the value of the stock while establishing a fixed expense which is based on the value of the shares on the grant date. The Committee believes that this is a more effective way to provide an annual incentive in a growth oriented Company than a traditional cash-based plan.

STOCK OPTIONS

    The Committee believes that long-term incentives should be related to improvement in long-term shareholder value creation. In furtherance of this objective, the Company awards stock options to its executive officers and other key personnel. Stock options encourage and reward effective management that result in long-term corporate financial success, as measured by stock price appreciation. Stock options have value for the executive officers only if the price of the Company's stock appreciates from the date the stock options are granted. The Company's 1990 Stock Option Plan permits the granting of both incentive stock options and non-qualified stock options. Stock option awards are consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. To encourage a long-term perspective, options are typically exercisable over a multiple year period and grants are made at an option price equal to the fair market value of the Company's Common Stock on the date of grant.

    In determining individual executive officer grant levels, the Committee considers competitive practices, the desired relationship between long-term incentives and other compensation elements, and each executive officer's level of responsibility. Options for 385,000 shares were issued to Executive Officers in 1996. Such options are non-qualified options issued with an exercise price equal to fair market value on the date of grant.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Company's Chief Executive Officer is compensated generally in accordance with the criteria discussed above.

    As detailed under the Employment and Related Agreements section, Jeffrey C. Mack resigned from the position of Chief Executive Officer, President, and member of the Board of Directors of the Company on August 26, 1996. Director Warren Kantor served as Acting Chief Executive Officer from the time of Mr. Mack's effective resignation date through the end of the fiscal year.

    The Committee believes that the total compensation for Mr. Mack was at the median for comparable companies. Mr. Mack's base salary at time of resignation of $495,000 had been in effect since December 1995. Mr. Mack will continue to receive an annual base salary of $495,000 for serving as an employee-consultant of the Company until August 26, 1998. As a result of the Company achieving the earnings per share target performance goal established by the Committee for fiscal 1996, the vesting of 75,000 of the restricted shares awarded to Mr. Mack in 1994 under the Company' 1994-1997 Stock Election Plan was accelerated. Mr. Mack's continued participation in the Stock Election Plans is detailed in the Employment and Related Agreements section. Mr. Mack was not awarded Company stock options in 1996.

    Mr. Kantor received a grant of stock options to purchase 200,000 shares of the Company's Common stock in connection with his service as Chairman of the Executive Committee. In addition, Mr. Kantor had the opportunity to receive a bonus of up to 25,714 shares of the Company's Common Stock. 12,857 of such shares were awarded on August 26, 1996 and an additional 12,857 were issued on February 14, 1997 in consideration of additional service provided by Mr. Kantor to the Company in his capacity as Chairman of the Executive Committee. Mr. Kantor also received an additional stock option grant of 125,000 shares on December 18, 1996 pursuant to an agreement between the Board of Directors of the Company and Mr. Kantor for Mr. Kantor to act as a consultant for the Company. This equity oriented compensation package provided to Mr. Kantor is highly performance oriented, as the ultimate value realized is contingent upon the market value of the Company's Common Stock. Mr. Kantor received no cash compensation for his services as Acting Chief Executive Officer. See Employment and Related Agreements Section and the Board of Directors and Its Committees section.

CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A YEAR

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensation executive officers. The Committee believes in the pay for performance philosophy of Section 162(m) and will make an effort to qualify compensation as performance based whenever possible. However, the Committee believes that payment of compensation that is not deductible under Section 162(m) may sometimes be in the best interests of the Company, and the Committee and the Board of Directors may accordingly approve such arrangements in certain circumstances.

    As set forth in Proposal No. 6 regarding the approval of the option granted to Richard A. Greenwalt, on January 29, 1997, Mr. Greenawalt was granted on option to purchase up to 1,200,000 shares of the Common Stock of the Company at an exercise price of $14.87 per share. Such grant was made pursuant to an Employment Agreement dated as of January 6, 1997 with the Company pursuant to which he also agreed to accept a base salary at $100,000. Such option grant was not made contingent upon the approval thereof by the shareholders of the Company. Because pursuant to Section 162(m) shareholder approval of such option is a prerequisite to the deductibility of compensation recognized by Mr. Greenawalt upon the exercise thereof, Mr. Greenawalt and the Company entered into an agreement dated March 14, 1997 pursuant to which the January 29, 1997 option grant was rescinded and a new option was granted contingent upon the shareholders' approval thereof. Such new option is for 1,200,000 shares at an exercise price of $14.87 and vests amounts 400,000 shares on each of January 29, 1998, January 29, 1999 and January 29, 2000. The option terminates January 29, 2007. In the event the shareholders approve the grant of such option, the deductibility disallowance of Section 162(m) will not be applicable thereto. In the event the shareholders do not approve such contingent option grant to Mr. Greenwalt at the 1997 Annual Meeting, the Company will be required to renegotiate the compensation package offered to Mr. Greenawalt under his Employment Agreement. Such renegotiated compensation package may include increased cash compensation and grants of replacement options at an exercise price equal to the then fair market value of the Company's Common Stock. Such renegotiated compensation package may be less advantageous to the Company (including non-deductibility under Section 162(m)) than the option proposed for approval by the shareholders under Proposal No. 6.

                                          James L. Davis
                                          Robert J. Cresci
                                          Frederick W. Zuckerman

                                          MEMBERS OF THE COMPENSATION COMMITTEE

                           COMPANY STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on January 30, 1992, the date of closing of the Company's initial public offering, at the initial public offering price of the Company's Common Stock ($3.00 per share), through December 31, 1996 with the cumulative total return for the same time period on the same amount invested in the (i) the S & P 500 Index and (ii) the New York Stock Exchange Financial Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              OLYMPIC FINANCIAL LTD      S&P 500     NYSE FINANCIAL
Jan-92                             100        100                 100
Dec-92                             175        107                 117
Dec-93                             183        114                 126
Dec-94                             196        113                 114
Dec-95                             542        151                 160
Dec-96                             475        181                 204

                              CERTAIN TRANSACTIONS

CONSULTING AGREEMENTS WITH WARREN KANTOR

    For a description of certain transactions involving Warren Kantor, a director of the Company, see "Proposal No.1--Election of Directors--The Board of Directors and its Committees and Consulting Agreements with Warren Kantor."

                                 PROPOSAL NO. 2
PROPOSAL TO APPROVE A RESOLUTION TO AMEND ARTICLE I OF THE RESTATED ARTICLES OF
 INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM OLYMPIC FINANCIAL LTD. TO
                             ARCADIA FINANCIAL LTD.

BACKGROUND

    The Company has entered into an agreement with the U.S. Olympic Committee dated December 12, 1996, whereby the Company agreed with the U.S. Olympic Committee to phase out the use of Olympic Financial Ltd. as its corporate name after June 1, 1997. The U.S. Olympic Committee has federal trademark rights over the use of the word "Olympic" that give the U.S. Olympic Committee legal recourse to restrict the Company's use of that name. The Company is presently using the name Arcadia Financial Ltd. as an assumed name in various states due to the U.S. Olympic Committee's rights regarding that name in those states and other state requirements. The Board of Directors has determined that to reduce the costs and delays associated with selecting and implementing a different name and for continuity and uniformity of marketing and operations, the Company's name should be changed to Arcadia Financial Ltd.

PROPOSED RESOLUTION

    The Board of Directors of the Company has approved, subject to shareholder approval, a resolution amending Article I of the Company's Restated Articles of Incorporation, in its entirety, to read as follows:

       Name: The name of this Corporation shall be Arcadia Financial Ltd.

The Board of Directors is requesting approval by the shareholders of such resolution amending Article I of the Company's Restated Articles of Incorporation changing the name of the Company from Olympic Financial Ltd. to Arcadia Financial Ltd.

    The Board of Directors of the Company believes that, in light of the December 12, 1996 agreement with the U.S. Olympic Committee, it is in the Company's best interest to change the name of the Company prior to June 1, 1997. The Board of Directors of the Company also believes that it is in the best interest of the Company to change the name of the Company to Arcadia Financial Ltd.

REQUIRED VOTE

    Approval of the resolution amending the Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 PROPOSAL NO. 3
PROPOSAL TO AMEND THE 1992 DIRECTOR STOCK OPTION PLAN TO INCREASE THE NUMBER OF OPTIONS TO PURCHASE SHARES GRANTED TO EACH OUTSIDE DIRECTOR EACH YEAR COMMENCING
 IN 1997 TO 15,000 SHARES AND TO GRANT A ONE TIME GRANT OF AN ADDITIONAL OPTION
    TO PURCHASE 10,000 SHARES TO EACH OUTSIDE DIRECTOR AS OF JANUARY 2, 1997

BACKGROUND AND SUMMARY OF THE PLAN

    The 1992 Director Stock Option Plan (the "DSOP") was adopted by the Board of Directors in January 1992, and approved by the shareholders at the annual meeting in March 1993. An amendment to increase the number of shares reserved for issuance under the DSOP to 840,000 shares and to increase the aggregate number of shares that may be granted to an Outside Director (as defined below) to 120,000 was adopted by the Board of Directors in March 1995 and approved by the shareholders at the annual meeting in May 1995. The purpose of the DSOP is to attract the best available individuals to serve as non-employee directors of the Company ("Outside Directors") and to encourage their continued service on the Board of Directors.

    The DSOP provides for the automatic grant of options to purchase Common Stock to Outside Directors according to fixed terms. Under the current DSOP, as amended by an Amendment adopted by the Board of Directors in December 1995, and approved by shareholders at the Annual Meeting in May 1996, each Outside Director automatically receives options to purchase 5,000 shares upon first becoming an Outside Director and an additional 5,000 shares on each anniversary of the original grant, up to a maximum of 120,000 shares. (Such automatic grants are subject to an increase to 15,000 shares pursuant to the proposed amendment.) Each Outside Director will continue to receive automatic annual grants until the Outside Director ceases to serve as such, until the DSOP terminates or until the shares authorized for issuance under the DSOP are exhausted. Under the current DSOP, each option has a term of ten years and is exercisable not earlier than the first anniversary of the date of the grant of the option. The exercise price for each share of Common Stock purchased pursuant to an option will be 100% of the fair market value of such share on the date of the grant of each option.

    No option granted under the DSOP may be transferred other than by will or by the laws of descent and distribution, and all options are exercisable, during the lifetime of the Outside Director, only by the Outside Director. Under the current DSOP, if an optionee ceases to serve as a director or dies while serving as a director, the option may be exercised at any time within two years following the date the director ceases to be an Outside Director of the Company or at any time within two years following the date of death, by the optionee or his personal representative or heir, as the case may be, but only to the extent such director had the right to exercise the option at the time such director ceased to serve as such or at the date of death, as the case may be.

TAX INFORMATION

    Under current law the options granted under the DSOP will not constitute incentive stock options within the meaning of Section 422 of the Code. There is no taxable income to an Outside Director as a result of the grant of an option under the DSOP. Upon the exercise of an option under the DSOP, the amount by which the fair market value of the shares of Common Stock exceeds the option price will be treated as compensation (ordinary income) received by the Outside Director. The Company will ordinarily be entitled to a corresponding tax deduction at the time that the Outside Director recognizes compensation income. Upon a subsequent sale of the shares so acquired, the Outside Director will recognize a capital gain or loss equal to the difference between the amount realized in the sale and the fair market value of the shares on the date of exercise.

PROPOSED PLAN AMENDMENTS

    The Board of Directors of the Company has approved, subject to shareholder approval, amendments to the DSOP. The Board of Directors is requesting approval by the shareholders of amendments to the DSOP providing for (i) an increase in the number of options to purchase shares of the Company's Common Stock granted automatically to each Outside Director upon becoming an Outside Director and each year during which such director remains an Outside Director from 5,000 shares to 15,000 shares commencing in 1997; and (ii) the one time grant on January 2, 1997 of an option to purchase an additional 10,000 shares to each Outside Director as of January 2, 1997.

    The Board of Directors of the Company believes that stock option grants to Outside Directors have made a significant contribution to the success of the Company in attracting, motivating and retaining skilled Outside Directors. In 1995, the Board adopted resolutions approving the payment of cash director's fees to non-employee directors. At such time the number of options automatically granted to each non-employee director was reduced to 5000 per year. In December 1996, the Board determined that it was in the Company's best interest that the compensation to non-employee directors be more equity based. Therefore, the annual director's fee paid to each non-employee director was reduced from $27,500 to $15,000 and the above described proposed amendment to the DSOP was adopted. The amendments proposed by the Board of Directors increase the amount of long-term or stock based compensation awarded to directors. The Board of Directors believes that this combination of cash and stock based compensation will assist the Company in attracting and retaining qualified Outside Directors and providing such directors with appropriate long term incentives for performance.

    On March 19, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.375.

REQUIRED VOTE

    Approval of the amendments to the DSOP requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE DSOP AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

AMENDMENT TO 1992 DIRECTOR STOCK OPTION PLAN BENEFITS

    The following table sets forth the benefits to be allocated in 1997 to non-employee directors under the proposed amendment to the 1992 Director Stock Option Plan.

                        1992 DIRECTOR STOCK OPTION PLAN

NAME AND POSITION                                                   DOLLAR VALUE        NUMBER OF UNITS
------------------------------------------------------------  ------------------------  ---------------
Lawrence H. Bistodeau ......................................    Not determinable(1)           10,000(2)
 Director                                                                                     10,000(3)

Robert J. Cresci ...........................................    Not determinable(1)           10,000(2)
 Director                                                                                     10,000(3)

James L. Davis .............................................    Not determinable(1)           10,000(2)
 Director                                                                                     10,000(3)

Warren Kantor ..............................................    Not determinable(1)           10,000(2)
 Director                                                                                     10,000(3)

Robert A. Marshall* ........................................    Not determinable(1)           10,000(2)
 Director

Frederick W. Zuckerman .....................................    Not determinable(1)           10,000(2)
 Director                                                                                     10,000(3)

------------------------

 * Became a Director in February 1997

(1) Dollar value not determinable until options vested and exercised. Exercise price is 100% of the fair market value of such shares as of the date of the option grant. On March 19, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.375.

(2) Number represents the difference between the 1996 option grants of 5000 shares and the option grants of 15,000 shares proposed in 1997. Such options are granted on the date the Director is elected to the Board and on each anniversary of such date so long as the Director remains on the Board. The exercise price of each such option is the fair market value of a share of the Company's Common Stock on the grant date. Mr. Bistodeau and Mr. Davis received their options on January 8, 1997 at an exercise price of $18.125. Mr. Marshall received an option on February 24, 1997 at an exercise price of $11.875.

(3) Number represents the shares of the proposed one time grants to Directors as of January 2, 1997. The exercise price of such options is $15.00, the closing price of a share of the Company's Common Stock on the New York Stock Exchange on such date.

                                 PROPOSAL NO. 4
   PROPOSAL TO AMEND THE COMPANY'S 1990 STOCK OPTION PLAN TO (1) INCREASE THE NUMBER OF SHARES AUTHORIZED AND RESERVED FOR ISSUANCE UPON THE EXERCISE OF
OPTIONS, (2) ALLOW FOR THE EXERCISE OF EACH OPTION CUMULATIVELY TO THE EXTENT OF
    100% OF THE SHARES SUBJECT TO THE OPTION REGARDLESS OF WHETHER OTHERWISE EXERCISABLE BY THE OPTIONEE IN THE EVENT OF (I) DEATH OF OPTIONEE OR (II) A
 CHANGE OF CONTROL OF THE COMPANY, AND (3) PROVIDE FOR A PER PERSON MAXIMUM ON
                      THE NUMBER OF OPTION SHARES GRANTED

BACKGROUND AND SUMMARY OF THE PLAN

    The Board of Directors and shareholders of the Company approved the Olympic Financial Ltd. 1990 Stock Option Plan (the "Plan") effective January 1991. The Plan as initially approved provided for the granting of options to designated associates and non-associates, including consultants of the Company, to purchase up to a maximum of 1,000,000 shares of Common Stock. Options that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986

("incentive stock options") and options that do not qualify as such incentive stock options ("nonstatutory options") may be granted under the Plan. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the associates, officers, directors and others who are to receive options, the type of option to be granted, and the number of shares subject to each option and the exercise price of each option. Options may not be granted under the Plan after January 17, 2001. Incentive stock options must be granted at an exercise price not less than the fair market value of the Common Stock on the dates the options are granted (or, for persons who own more than 10% of the Company's outstanding voting stock, incentive stock options must be granted at not less than 110% of the fair market value on the date of grant). In March 1993, the shareholders approved an amendment to the Plan permitting the grant of nonstatutory options at not less than 85% of fair market value. Aside from the maximum number of shares of Common Stock reserved for issuance under the Plan, there is currently no minimum or maximum number of shares which may be subject to options granted under the Plan. However, the aggregate fair market value (determined as of the time the option is granted) of shares of Common Stock with respect to which incentive stock options become exercisable for the first time by an optionee under the Plan during any calendar year may not exceed $100,000. Options may not be transferred other than by will or the laws of decent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The term of each option, which is fixed by the Compensation Committee, may not exceed ten years from the date the option is granted (except that the term may not exceed five years for incentive stock options granted to persons who own more than 10% of the Company's outstanding voting stock). In May 1995, the shareholders approved an amendment to the Plan providing for the increase by 1,000,000 shares (to 2,000,000) in the maximum number of shares which may be issued upon exercise of options granted under the Plan.

    Under current law there is no taxable income to a participant as a result of the grant of an incentive stock option or the exercise of an incentive stock option if the participant does not dispose of the acquired stock for certain time periods. However, the difference between the fair market value of the shares under the option at the time of exercise and the option price will generate an item of adjustment that could result in an alternative minimum tax liability for the associate. Upon sale of the shares, the difference between the sale price and the option price will generally be taxable income. The Company is not entitled to a federal income tax deduction upon grant or exercise of incentive stock options.

    Under current law, generally, there is no taxable income to a participant as a result of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, the difference between the exercise price and the fair market value at the time of exercise will be subject to taxation as ordinary income. The Company is not entitled to a tax deduction upon grant of a non-statutory stock option, but is entitled to a tax deduction equal to the participant's taxable income realized upon exercise of the stock option.

    Section 162(m) of the Internal Revenue Code generally provides that a publicly held corporation will be denied a tax deduction for compensation paid to its chief executive officer and four most highly compensated executive officers to the extent such compensation exceeds $1 million per year. However, certain performance-based compensation is exempt from the deduction limit. In order to qualify as performance- based, the compensation must be based on preestablished, objective performance goals, and paid pursuant to a plan or agreement administrated by a committee comprised solely of two or more outside directors. In addition, the material terms of the plan or agreement must be approved by shareholders, and a plan providing for stock options or stock appreciation rights must contain a per-person maximum on the number of option shares granted. Accordingly, the 1990 Plan needs to be amended to provide for a per-person maximum on the number of awards granted in order for the Company to avail itself of all available tax deductions.

PROPOSED PLAN AMENDMENT

    The Board of Directors of the Company has approved, subject to shareholder approval, certain amendments to the Plan. The Board of Directors is requesting approval by the shareholders of amendments to the Plan providing for (1) an increase by 3,000,000 (to 5,000,000) in the maximum number of shares which may be issued upon exercise of options granted under the Plan, (2) all options granted thereunder to be exercisable cumulatively to the extent of 100% of the shares subject to the option by the optionee upon the death of the optionee or a Change of Control (as defined) of the Company and (3) a per person maximum number of option shares granted.

    On December 31, 1996, there were exercisable options outstanding to purchase 1,899,637 shares under the Plan. Since such date, the Compensation Committee has granted options to purchase in excess of 100,363 shares under the Plan. Those in excess of 100,363 were made contingent upon the shareholders approval of the proposed increase set forth in this Proposal No. 4. Therefore, absent shareholder approval of the proposed amendment, no shares remain available for awards under the Plan. The Board of Directors deems it prudent to increase the number of shares available for grant under the Plan by 3,000,000 shares to facilitate future option grants and further the purposes of the Plan. At a fair market value of $9.375 as of March 19, 1997, the market value of the additional shares which may be reserved under the Plan pursuant to the proposed amendment was approximately $28,125,000.

    The Board of Directors deems it prudent and equitable to permit Associates, Officers, Directors and other who are to receive options to exercise the option cumulatively to the extent of 100% of the shares subject to the option regardless of whether otherwise exercisable by the optionee in the event of (1) the death of the optionee or (2) a Change of Control (as defined) of the Company. Certain option agreements issued by the Company include provisions allowing for such acceleration in keeping with the intent of the Plan. The proposed amendment is intended to clarify the optionees' rights and to effectuate the intent of the Plan.

    The Board is requesting approval by the shareholders for an amendment of Plan providing that no eligible person, who is an employee of the Company at the time of grant, may be granted any award or awards, the value of which awards are based solely on an increase in the value of the Shares after the date of grant of such awards for more than 1,500,000 shares in the aggregate, in any one calendar year beginning with the period commencing January 1, 1997 and ending December 31, 1997.

    The purposes of the amendments to the Plan are (i) to enable the Company to continue to provide incentive to key associates of the Company and its subsidiaries by encouraging them to invest in the Company's stock and thereby increase their proprietary interest in its business, (ii) to further the personal commitment of key associates to the Company's success and progress,
(iii) to promote the interests of the Company and its shareholders by enabling the Company to retain and attract key associates and, (iv) to enable the Company to avail itself of all tax deductions under the Internal Revenue Code.

    On March 19, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.375.

REQUIRED VOTE

    Approval of the amendments to the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE PLAN AND A VOTE FOR THIS PROPOSAL.

                                 PROPOSAL NO. 5
                              PROPOSAL TO APPROVE
               THE GRANTING OF TWO STOCK OPTIONS TO WARREN KANTOR

BACKGROUND

    On December 18, 1996 the Board of Directors agreed to retain Mr. Kantor as a consultant to the Company for fiscal 1997. In exchange for 450 hours of consulting service, Mr. Kantor received a grant of a nonstatutory option to purchase 125,000 shares of Common Stock at an exercise price equal to $14.87. Such options vest on December 31, 1997 the last day of the consulting agreement and terminate on the tenth anniversay at the date of the grant thereof. On January 27, 1997 the Board determined that more than 450 hours of consulting services would be required by Mr. Kantor in 1997. In return for a grant of an additional option to purchase 70,160 shares of Common Stock at an exercise price of $14.87, Mr. Kantor agreed to provide an unlimited number of hours of consulting services in 1997. The Board of Directors believes that it was in the best interest of the Company to grant the foregoing options to Mr. Kantor in exchange for his consulting services to the Company. See the Proposal No. 1 -- Consulting Agreements with Mr. Kantor section for additional details regarding Mr. Kantor's options.

    In the event such option grants are not approved by the shareholders, the Company will be required to renegotiate the terms of the Consulting Agreement with Mr. Kantor. The rules of the New York Stock Exchange require that the shareholders of the Company approve the grants of the options to Mr. Kantor as a condition to the listing on the Exchange of the shares to be issued upon the exercise of the options. Renegotiation may result in cash compensation being paid to Mr. Kantor in lieu of equity based compensation in the form of options. Mr. Kantor presently receives no cash for the consulting services he provides pursuant to the Consulting Agreement.

    On March 19, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.375.

REQUIRED VOTE

    Approval of the grants of options to Mr. Kantor requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

NEW PLAN BENEFITS

    The following table sets forth the benefits to be allocated in 1997 to Warren Kantor under the proposed options given in consideration of his Consulting Agreement described above.

                         STOCK OPTIONS TO WARREN KANTOR

NAME AND POSITION                                                   DOLLAR VALUE        NUMBER OF UNITS
------------------------------------------------------------  ------------------------  ---------------
Warren Kantor ..............................................    Not determinable(1)           195,160(2)
 Chairman of the Board

------------------------

(1) Dollar value not determinable until options vested and exercised. Exercise price of the options is $14.87. On March 19, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.375.

(2) Includes options for 125,000 shares and 70,160 shares given in consideration of Mr. Kantor's Consulting Agreement for 1997. See also Proposal No. 1--Election of Directors, Consulting Agreements with Warren Kantor.

                                 PROPOSAL NO. 6
   PROPOSAL TO APPROVE THE GRANT OF AN OPTION TO PURCHASE 1,200,000 SHARES OF
                     COMMON STOCK TO RICHARD A. GREENAWALT.

BACKGROUND

    As an inducement to join the Company and in connection with his agreement to join the Company as President and Chief Executive Officer, the Company and Richard A. Greenawalt entered into an Employment Agreement dated January 6, 1997 (the "Greenawalt Employment Agreement"), which became effective January 29, 1997. Such agreement provided, among other things, that not later than the effective date, the Company grant to Mr. Greenawalt a ten year option to purchase 1,200,000 shares of Common Stock at an exercise price of $14.87 per share. Such option vests in three equal installments on the first three anniversary dates of the grant, subject to accelerated vesting in the event of death, Disability (as defined), Termination Without Cause (as defined), Termination with Good Reason (as defined) or a Change of Control (as defined in the Option Agreement). The Board of Directors believes that it is in the best interests of the Company to grant such option to Mr. Greenawalt as an inducement for Mr. Greenawalt to join the Company.

    On January 29, 1997, Mr. Greenawalt was granted an option to purchase up to 1,200,000 shares of the Common Stock of the Company at an exercise price of $14.87. Such grant was made pursuant to an Employment Agreement dated as of January 6, 1997 with the Company. Such option grant was not made contingent upon the approval thereof by the shareholders of the Company. Because under Section 162(m) shareholder approval of such option is a prerequisite to the deductibility of compensation recognized by Mr. Greenawalt upon the exercise thereof, Mr. Greenawalt and the Company entered into an agreement dated March 14, 1997 pursuant to which the January 29, 1997 option grant was rescinded and a new option was granted contingent upon the shareholders' approval thereof. Such new option is for 1,200,000 shares at an exercise price of $14.87 and vests 400,000 shares on each of January 29, 1998, January 29, 1999 and January 29, 2000. On March 14, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.50. The option terminates January 29, 2007. In the event the shareholders approve the grant of such option, the deductibility disallowance of Section 162(m) will not applicable. In the event the shareholders do not approve such new option grant at the 1997 Annual Meeting, the Company will be required to renegotiate the compensation package offered to Mr. Greenawalt under his Employment Agreement. Such renegotiated compensation package may include increased cash compensation and grants of replacement options at an exercise price equal to the then fair market value of the Company's Common Stock. Such renegotiated compensation package may be less advantageous to the Company (including non-deductibility under Section 162(m)) than the option proposed for approval by the shareholders under this Proposal No. 6.

    On March 19, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.375.

REQUIRED VOTE

    Approval of the grant of the option to purchase 1,200,000 shares of Common Stock to Richard A. Greenawalt as an inducement to join the Company and the qualification of such option under Section 162(m) of the Internal Revenue Code, requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

NEW PLAN BENEFITS

    The following table sets forth the benefits to be allocated in 1997 to Richard A. Greenawalt under the proposed options given in consideration of his Employment Agreement described above.

              OPTION TO PURCHASE 1,200,000 SHARES OF COMMON STOCK
                            TO RICHARD A. GREENAWALT

NAME AND POSITION                                                   DOLLAR VALUE        NUMBER OF UNITS
------------------------------------------------------------  ------------------------  ---------------
Richard A. Greenawalt ......................................    Not determinable(1)          1,200,000(2)
 Chief Executive Officer

------------------------

(1) Dollar value not determinable until options vested and exercised. Exercise price of the options is $14.87. On March 19, 1997, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $9.375.

(2) Options given in consideration of Mr. Greenawalt's Employment Agreement dated January 6, 1997. See also proposal No. 1--Election of Directors. Employment Agreement with Richard A. Greenawalt.

                                 PROPOSAL NO. 7
                                RATIFICATION OF
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's Board of Directors, subject to shareholder approval, has selected Ernst & Young LLP to serve as independent accountants for the Company's fiscal year ending December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

VOTING ON THE APPOINTMENT

    The approval of the appointment of Ernst & Young LLP as independent accountants requires the affirmative vote of a majority of votes entitled to be cast by those present in person or represented by proxy at the Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the Meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

    Shareholders wishing to present proposals for action by the shareholders at the next annual meeting must present such proposals at the principal offices of the Company not later than December 12, 1997. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     [SIGNATURE]

                                          Warren Kantor

                                          CHAIRMAN OF THE BOARD

Dated: March 20, 1997

       Minneapolis, Minnesota

                             OLYMPIC FINANCIAL LTD.
                          7825 WASHINGTON AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55439

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, having duly received Notice of Annual Meeting of shareholders and the Proxy Statement, dated March 20, 1997, hereby appoints Richard A. Greenawalt and James L. Davis as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all common shares of Olympic Financial Ltd. held of record by the undersigned on March 19, 1997, at the Annual Meeting of shareholders to be held on Monday, April 28, 1997, at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, at 3:30 p.m., and at any adjournment thereof.

1.   PROPOSAL TO ELECT NINE    / / FOR all nominees      / / WITHHOLD AUTHORITY
     DIRECTORS, EACH FOR A     listed below                to vote for all
     ONE-YEAR TERM.              (except as marked to      nominees listed below
                                 the contrary below)

Richard A. Greenawalt, Scott H. Anderson, Lawrence H. Bistodeau, James L. Davis
   A. Mark Berlin, Jr., Robert J. Cresci, Warren Kantor, Robert A. Marshall,
                             Frederick W. Zuckerman

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
________________________________________________________________________________

2. PROPOSAL TO APPROVE A RESOLUTION TO AMEND ARTICLE I OF THE RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM OLYMPIC FINANCIAL LTD. TO ARCADIA FINANCIAL LTD.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. PROPOSAL TO AMEND THE 1992 DIRECTOR STOCK OPTION PLAN TO (INCREASE THE NUMBER OF OPTIONS TO PURCHASE SHARES GRANTED TO EACH OUTSIDE DIRECTOR EACH YEAR COMMENCING IN 1997 TO 15,000 SHARES AND TO GRANT A ONE TIME GRANT OF AN OPTION TO PURCHASE 10,000 SHARES TO EACH OUTSIDE DIRECTOR AS OF JANUARY 2, 1997

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. PROPOSAL TO AMEND THE COMPANY'S 1990 STOCK OPTION PLAN TO (1) INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UPON EXERCISE OF OPTIONS (2) ALLOW FOR THE EXERCISE OF EACH OPTION CUMULATIVELY TO THE EXTENT OF 100% OF THE SHARES SUBJECT TO THE OPTION REGARDLESS OF WHETHER OTHERWISE EXERCISABLE BY THE OPTIONEE IN THE EVENT OF (i) DEATH OF OPTIONEE OR (ii) A CHANGE OF CONTROL OF THE COMPANY, AND (3) PROVIDE FOR A PER PERSON MAXIMUM ON THE NUMBER OF OPTION SHARES GRANTED

            / /  FOR            / /  AGAINST            / /  ABSTAIN

5.   PROPOSAL TO APPROVE THE GRANTING OF TWO STOCK OPTIONS TO WARREN KANTOR.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

6. PROPOSAL TO APPROVE THE GRANT OF AN OPTION TO PURCHASE 1,200,000 SHARES OF COMMON STOCK TO RICHARD A. GREENAWALT

            / /  FOR            / /  AGAINST            / /  ABSTAIN

7.   RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                                 OTHER MATTERS

        The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3, 4, 5, 6 AND 7. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

    Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                        Dated: ___________________________, 1997
                                        ________________________________________
                                        ________________________________________
                                        PLEASE MARK, SIGN, DATE AND RETURN  THIS
                                        PROXY  CARD PROMPTLY  USING THE ENCLOSED
                                        ENVELOPE.